                         ACCOUNTING SERVICES AGREEMENT

          AGREEMENT made as of the _____ day of __________, 1997 by and between Baker Fentress & Company, a [Delaware corporation] ("BKF"), and LEVCO Series Trust, a Delaware business trust (the "Trust").

          WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Trust desires to retain BKF to render certain accounting services to those series of the Trust described in Schedule A hereto, (each a "Fund" and, collectively, the "Funds"), and BKF is willing to render such services;

                              W I T N E S S E T H:
                              --------------------

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

          1. Appointment. The Trust hereby appoints BKF to act as accounting agent for the Trust on the terms set forth in this Agreement. BKF accepts such appointment and agrees to render the services herein set forth for the compensation provided for in Schedule C, annexed hereto and incorporated herein.

          In the event that the Trust establishes additional series with respect to which the Trust decides to retain BKF to act as accounting agent, the Trust shall so notify BKF in writing. If BKF is willing to render such services, BKF shall notify the Trust in writing whereupon such portfolio shall be deemed to be a Fund hereunder and shall be subject to the provisions of this Agreement except to the extent that said provisions (including those relating to the compensation payable by the Funds to BKF) are modified with respect to such Fund in writing by the Trust and BKF at the time. Without limiting the foregoing, it is understood that the Trust will from time to time issue separate series or classes of shares and may classify and reclassify shares of any such series or class. BKF shall identify to each such series or class property belonging to such series or class and in such reports, confirmations and notices to the Trust called for under this Agreement shall identify the series or class to which such report, confirmation or notice pertains.

          2. Delivery of Documents and Information; Changes. The Trust will provide BKF with any documents that BKF may reasonably request and will notify BKF as soon as possible of any matter affecting the performance by BKF of its services under this Agreement; provided that BKF shall have no responsibility for compliance with the terms of any document (including the Declaration of Trust, By-Laws and Prospectuses of the Trust) or with any accounting policy or procedure adopted by the Trust until BKF has received such document or notice of such policy or procedure.

          3. Duties. Subject to the supervision and direction of the Board of Trustees of the Trust, BKF, as accounting agent, will provide the accounting related services to the Trust listed in Schedule B annexed hereto and incorporated herein.


          Subject to paragraph 2 of this Agreement, in performing its duties as accounting agent for the Trust, BKF will act in accordance with the Declaration of Trust, By-Laws, and Prospectuses of the Trust and with the instructions and directions of the Board of Trustees of the Trust and will, in all material respects, conform to and comply with the requirements of the 1940 Act and the rules thereunder and all other applicable federal or state laws and regulations.

          4. Compensation. BKF shall bear all expenses in connection with the performance of its services under this Agreement, except as noted below.

               (a) The Trust shall compensate BKF for its services rendered pursuant to this Agreement in accordance with the fees set forth in Schedule C, annexed hereto and incorporated herein. BKF shall bear its own expenses in connection with the performance of its services under this Agreement, except that BKF shall be entitled to reimbursement of these out-of-pocket disbursements specified in Schedule D, annexed hereto and incorporated herein, in addition to the fees shown in Schedule C. BKF shall have no responsibility for payment of any expense properly payable by the Trust, including, but not limited, to costs of printing and mailing prospectuses, reports and notices; taxes and fees payable to federal, state and other governmental agencies; outside auditing expenses; outside legal expenses.

               (b) BKF will bill the Trust as soon as practicable after the end of each calendar quarter, and said billings will be detailed in accordance with the out-of-pocket schedule. The Trust will promptly pay to BKF the amount of such billing.

          5. Changes in Equipment, Systems, Service, Etc. BKF reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Trust under this Agreement.

          6. Records, BKF shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. BKF agrees that all such records prepared or maintained by BKF relating to the services to be performed by BKF hereunder are the property of the Trust and will be preserved, maintained, and made available with such section and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

          7. Confidentiality. BKF shall handle in confidence all information relating to the Trust's business, which is received by BKF during the course of rendering any service hereunder.

          8. Notification of Error. The Trust will notify BKF of any balancing or control error caused by BKF within three (3) business days after receipt of any reports rendered by BKF to the Trust, or within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

          9.  Limitation of Liability.

               (a) BKF shall not be liable to the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement (including losses resulting from mechanical breakdowns or the failure of communications or power supplies beyond BKF's control), except a loss resulting from BKF's willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Trust will indemnify BKF against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or negligence of BKF in the performance of such obligations and duties or by reason of its reckless disregard thereof. The Trust and BKF agree that the obligations of the Trust under this Agreement shall not be binding upon any of the members of the Trust's Board of Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Board of Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such members of the Board of Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Declaration of Trust.

               (b) In no event and under no circumstances shall either party to this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

         10.  Term and Termination.

               (a) This Agreement shall remain in effect for an initial term of two years from the date hereof and from year to year thereafter provided such continuance is approved at least annually by the Board of Trustees of the Trust, and such continuance is also approved annually by the vote of a majority of the trustees of the Trust who are not parties to this agreement or "interested persons" (as defined in the 1940 Act) of any such party; and provided, however, that: (a) the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon sixty days' written notice to BKF; (b) this agreement shall immediately terminate in the event of its assignment (as such term is used by the 1940 Act and the rules thereunder); and (c) BKF may terminate this agreement without payment of any penalty on sixty day's written notice to the Trust.

               (b) In the event a termination notice is given by the Trust, all reasonable out-of-pocket expenses associated with movement of records and materials and conversion thereof will be borne by the Trust.

         11. Amendment to this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

         12.  Miscellaneous.

               (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust or BKF shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                         To the Trust:
                         LEVCO Series Trust
                         One Rockefeller Plaza
                         25th Floor
                         New York, New York  10020
                         Attention:  Glenn Aigen

                         To BKF:
                         200 West Madison Street
                         Suite 3510
                         Chicago, Illinois 60606
                         Attn:  James P. Koneman

               (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns.

               (c) This Agreement shall be construed in accordance with the laws of the State of New York.

               (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

               (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

               (f) This Agreement and the schedules hereto constitute the entire agreement between the parties hereto with respect to the matters described herein.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                               BAKER FENTRESS & COMPANY

                               By:
                                  ---------------------

                               LEVCO SERIES TRUST

                               By:
                                  ---------------------

                                  SCHEDULE A

                              SERIES OF THE TRUST

  The series of LEVCO Series Trust currently subject to this Agreement are as follows:

                            LEVCO Equity Value Fund

                                  SCHEDULE B


                          ACCOUNTING RELATED SERVICES


A.  Portfolio Accounting Services:

    (1) Maintain portfolio records on a trade date +1 basis using security trade information communicated from the investment manager on a timely basis.

    (2) For each valuation date, obtain prices from a pricing source approved by the Board of Trustees and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, the method for determining the fair value for such securities. If the Fund desires to provide a price which varies from the pricing source, the Fund shall promptly notify and supply BKF with the valuation of any such security on each valuation date. All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price is effective.

    (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

    (4) Determine gain/loss on security sales and identify them as to short-short, short- or long-term status; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

B.  Expense Accrual and Payment Services;

    (1) For each valuation date, calculate the expense accrual amounts as directed by the Trust as to methodology, rate or dollar amount.

    (2) Record payments for Fund expenses upon receipt of written authorization from the Fund.

    (3) Account for Trust expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by BKF and the Trust.

    (4)  Provide expense accrual and payment reporting.

C.  Fund Valuation and Financial Reporting Services:

    (1) Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the transfer agent on a timely basis.

    (2) Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

    (3)  Maintain a general ledger for the Fund in the form as agreed upon.

    (4) For each day the Fund is open as defined in the prospectus relating to shares of the Fund as in effect from time to time, determine the net asset value per share of the Fund according to the accounting policies and procedures set forth in the prospectus.

    (5) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operation at such time as required by the nature and characteristics of the Fund.

    (6) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

    (7) Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

D.  Tax Accounting Services:

    (1) Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for IRS-defined regulated investment companies, under the Internal Revenue Code of 1986, as amended, and regulations thereunder.

    (2)  Maintain tax lot detail for the investment portfolio.

    (3) Calculate taxable gain/loss on security sales using the tax lot relief method designed by the Fund.

    (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

    (5) Assist the Fund's independent public accounts in preparation of the Fund's federal and state income tax returns.

E.  Compliance Control Services

    (1) Support reporting to regulatory bodies and support financial statement preparation by making the Fund accounting records available to the Fund, its investment adviser, the Securities and Exchange Commission, and the Fund's independent public accountants.

F.  Shareholder and Regulatory Reporting:

    (1) Support reporting to shareholders by preparing, subject to approval by the Treasurer of the Trust, financial statements for inclusion in annual and semiannual reports to shareholders.

    (2) Prepare and, subject to approval by the Treasurer of the Trust, file with the Securities and Exchange Commission, reports on Form N-SAR and Rule 24f-2 Notices.

                                  SCHEDULE C

                                 FEE SCHEDULE

In consideration of the services provided under this Agreement, BKF shall be entitled to receive a monthly fee, payable monthly in arrears, equal to the following:

          Average Monthly Net Assets             Monthly Fee
          --------------------------             -----------
             $  0 -  50,000,000                     $2,000
               50 - 100,000,000                     $2,500
              100 - 200,000,000                     $3,000
              200 - 300,000,000                     $4,000
             over   300,000,000                     $5,000 plus
                                                    0.001% on amount in excess
                                                           of $300 million.



Monthly fees shall be pro-rated for any month as to which this Agreement is not in effect for the entire month.

                                  SCHEDULE D

                            OUT-OF-POCKET EXPENSES

Out-of-pocket expenses are limited to the following items:

-  Postage (including overnight or other courier services)
-  Telephone
-  Telecommunications charges (including FAX)
-  Duplicating charges
-  Pricing services
-  Forms and supplies

-  Such other expenses as are agreed to by BKF and the Trust
-  Charges related to EDGAR conversion and filing

                                     -11-